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Exhibit 99.3

CONSENT OF LAZARD FRÈRES & CO. LLC

        We hereby consent to (i) the inclusion of our opinion letter, dated December 16, 2013, to the Independent Directors constituting the Conflicts Committee of the Board of Directors of KKR Management LLC as (A) Annex D to the Proxy Statement/Prospectus which forms part of Amendment No. 1 to the Registration Statement on Form S-4 of KKR & Co. L.P., as filed with the Securities and Exchange Commission, relating to the proposed merger of KKR Financial Holdings LLC and KKR & Co. L.P. (the "Registration Statement") and (B) Exhibit (c)(3) to the Schedule 13E-3 Transaction Statement, as filed with the Securities and Exchange Commission, relating to such proposed merger (the "Transaction Statement"), and (ii) the references to such opinion and Lazard Frères & Co. LLC under the sections captioned "Special Factors—Background of the Merger," "Special Factors—Opinion of the Financial Advisor to the Conflicts Committee of KKR's Managing Partner" and "Part II Information Not Required in Prospectus—Item 21. Exhibits and Financial Statement Schedules" of the Registration Statement. It is understood that our consent is being given solely in connection with the Registration Statement and the Transaction Statement and does not cover any amendment thereto. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under, and we do not admit and we hereby disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Dated: February 18, 2014

/s/ LAZARD FRÈRES & CO. LLC

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  Exhibit 99.3